Exhibit 5

1250 24th Street NW, Suite 700 Washington, DC 20037 202.349.8000

April 4, 2013

Board of Directors

Eagle Bancorp, Inc.

7815 Woodmont Avenue

Bethesda, Maryland 20814

RE:	Eagle Bancorp, Inc.
2006 Stock Plan – Registration Statement on Form S-8

Gentlemen:

We have acted as counsel to Eagle Bancorp, Inc. (the “Company”) with respect to the Company’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the issuance of up to an additional 600,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) in connection with the Company’s 2006 Stock Plan (the “Plan”).

In our capacity as counsel to the Company, we have made such investigations of law and fact as, in our judgment, were necessary to render the following opinions.  We have also reviewed the Company’s Articles of Incorporation and bylaws, each as amended to date; and such corporate documents, records, information and certificates of the Company, certificates of public officials or government authorities and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  As to certain facts material to our opinions, we have relied upon statements, certificates or representations, of officers and other representatives of the Company. We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based upon such examinations, and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the provisions of the Plan, and the resolutions and determinations of the Board of Directors, or an authorized committee thereof, with respect to the administration and operation of the Plan, will be duly authorized, validly issued, fully paid and non-assessable shares of the Common Stock of the Company.

The opinions expressed herein are rendered as of the date hereof, are limited to the laws of the State of Maryland, and we express no opinion on the laws of any other jurisdiction.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-8 filed by the Company and to the reference to our Firm contained. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by the Act or by the rules and regulations promulgated thereunder.

Sincerely,

/s/ BuckleySandler LLP